Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF EXCHANGE OFFERS FOR 5.50% SENIOR NOTES DUE 2021 AND FOR 5.50% SENIOR NOTES DUE 2022

DENVER, December 3, 2013 — /PRNewswire/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that it has completed its offers to exchange any and all of their $350,000,000 outstanding principal amount of 5.50% Senior Notes due 2021 (the “2021 Notes”) for an equal amount of new 5.50% Senior Notes due 2021 (the “2021 Exchange Notes”) and to exchange any and all of their $400,000,000 outstanding principal amount of 5.50% Senior Notes due 2022 (the “2022 Notes” and, together with the 2021 Notes, the “Outstanding Notes”) for an equal amount of new 5.50% Senior Notes due 2022 (the “2022 Exchange Notes” and, together with the 2021 Exchange Notes, the “Exchange Notes”).

The registered exchange offers, which each expired at 5:00 p.m., New York City time, on December 2, 2013, fulfilled the Company’s obligations regarding the registration of the 2021 Notes and 2022 Notes, which were issued on January 15, 2013 and July 26, 2013, respectively. Pursuant to registration rights agreements entered into by the Company in connection with the sale of the Outstanding Notes, the Company agreed to file a registration statement with the Securities and Exchange Commission relating to the offers and the Exchange Notes.

All of the holders of the Outstanding Notes participated in the exchange offers, and the Company exchanged all of the Outstanding Notes that were tendered by the holders of those notes for the Exchange Notes. The Exchange Notes contain substantially identical terms to the Outstanding Notes.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

For further information, please contact:
Mr. Lynn A. Peterson, Chairman and CEO	+1-303-592-8075
Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations	+1-720-399-3282